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                                  Exhibit 99.1

                        Press Release dated June 6, 1997


        (BW) (DEPOTECH-CORP) (DEPO) Depotech repurchases marketing rights to DepoCyt for Europe and Canada from Chiron

                     Business Editors

                     SAN DIEGO--(BUSINESS WIRE)--June 6, 1997--

                     Chiron to retain U.S. marketing rights

                     DepoTech Corp. (Nasdaq:DEPO) Friday announced that it has repurchased marketing rights to DepoCyt for Europe and Canada from Chiron Corp. (Nasdaq:CHIR).

                     Chiron will retain exclusive marketing rights to DepoCyt in the United States and will continue to share in the funding of ongoing clinical trials of DepoCyt in the United States. DepoTech will make an upfront payment to Chiron in 1997 with the remaining amount payable by the end of 1998, contingent on regulatory approval for DepoCyt in the United States or a major European country.

                     Specific financial terms were not disclosed. DepoTech is in discussions with potential marketing partners for DepoCyt for all territories outside of the United States.

                     In April 1997, DepoTech completed a New Drug Application submission to the U.S. Food and Drug Administration for DepoCyt, an anti-cancer agent for use in patients with neoplastic meningitis arising from solid tumors. DepoCyt is an injectable sustained-release formulation of the chemotherapeutic agent cytarabine.

                     "Chiron is an excellent partner for DepoCyt," said Edward
L. Erickson, president and chief executive officer of DepoTech. "However, Chiron made the strategic decision, and we agreed, that it would focus its marketing efforts for DepoCyt within the U.S., and that a partner with a broader global presence in oncology could optimize the opportunity for DepoCyt in other markets."

                     DepoTech is a drug delivery company dedicated to the development and manufacture of innovative sustained-release therapeutic products based on DepoFoam, an injectable depot drug delivery technology. Products are being developed to treat medical needs in fields such as cancer, pain management, infectious diseases and rheumatologic diseases.

NOTE TO EDITORS: This news release may contain forward-looking statements regarding programs for DepoCyt and other products. Actual results could differ materially from those described in this news release as a result of a number of factors, including, but not limited to the following: There can be no assurance that any product in the DepoTech product pipeline will be successfully developed or manufactured whether by DepoTech or one of its collaborative partners, or that final results of human clinical trials will be supportive of regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of these products will be achieved. Neither DepoTech nor Chiron undertakes any obligation to revise or update any statements in this news release to reflect events or circumstances after the date of this release.

                     Additional written materials and recent releases regarding DepoTech are available on the World Wide Web at http://www.depotech.com





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                     CONTACT:     DepoTech Corp., San Diego
                                  Edward L. Erickson, 619/625-2424
                                  or
                                  StratiPoint Group
                                  Mike Jackman, 415/388-3216





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